EXHIBIT 10.1

DIODES INCORPORATED

2013 EQUITY INCENTIVE PLAN

STOCK UNIT AGREEMENT

Diodes Incorporated, a Delaware corporation, (the “Company”), hereby commits to award Stock Units to the Participant named below.  The terms and conditions of the Award are set forth in this cover sheet and in the attached Stock Unit Agreement (together, this “Agreement”) and in the Diodes Incorporated 2013 Equity Incentive Plan as it may be amended from time to time (the “Plan”).   This Agreement is the Stock Unit Agreement referenced in Section 2.1(ii) of the employment agreement by and between Participant and the Company, dated July 10, 2015, (the “Employment Agreement”).  For purposes of this Agreement, a “Qualifying Termination” occurs on the date of termination of Participant’s employment with the Company due to either (i) a termination by Participant for “good reason” (as defined in the Employment Agreement), (ii) a termination by the Company without “cause” (as defined in the Employment Agreement), (iii) Participant’s death, or (iv) Participant’s Disability.  This Award is intended to constitute qualifying performance-based compensation under Code Section 162(m) and will be interpreted and administered in accordance with such intention.

Date of Award:   July 21, 2015

Name of Participant (“Participant”, “you”, or “your”):   Keh-Shew Lu

Number of Stock Units Potentially to be Awarded: 700,000

Expiration Date: June 1, 2025

Scheduled Dates of Grants: Subject to Participant’s continued Service through each applicable Date of Grant, the following number of Stock Units shall be granted to Participant.  Except as set forth below, all Stock Units shall be unvested at the time of grant.  A Stock Unit is only considered to be outstanding after its actual Date of Grant.  All numbers of Stock Units reflected in this Agreement shall be subject to adjustment by the Company as specified in Section 13.

Scheduled Date of Grant	Number of Stock Units
July 21, 2015	150,000
July 1, 2016	250,000
July 1, 2017	250,000
July 1, 2018	50,000

Vesting Terms:

As of the Date of Award, none of the Stock Units subject to this Agreement are “Vested Stock Units”.  Participant will receive a benefit with respect to this Award only to the extent that a Stock Unit becomes a “Vested Stock Unit”. For any Stock Unit to become a “Vested Stock Unit”, two separate vesting conditions must each be satisfied.

Accordingly, in order for a Stock Unit to become a Vested Stock Unit, one vesting condition is that such Stock Unit becomes “Service-Based Vested” (as described below) and the other vesting condition is that it becomes “Performance-Based Vested” (as described below).  For avoidance of doubt, Participant will have no rights with respect to compensation under this Award to the extent that Stock Units are not Performance-Based Vested (regardless of the extent to which Stock Units are Service-Based Vested). All outstanding Stock Units that are not Vested Stock Units as of the Expiration Date shall be then forfeited without consideration.

Service-Based Vested Requirement: The Service-Based Vested requirements will be satisfied in installments as to this Award as follows: As long as Participant renders continuous Service, the number of then outstanding Stock Units which are not Service-Based Vested will become incrementally Service-Based Vested on an annual basis in the amounts (and on the dates) shown in the table below.

Date	Incremental Number of Stock Units Granted	Incremental Number of Service-Based Units
July 21, 2015	150,000
July 1, 2016	250,000	100,000
July 1, 2017	250,000	100,000
July 1, 2018	50,000	100,000
July 1, 2019		100,000
July 1, 2020		100,000
July 1, 2021		100,000
July 1, 2022		100,000
Totals	700,000	700,000

Except as otherwise provided under a Qualifying Termination or Change of Control, no Stock Units (which are not Service-Based Vested) can become Service-Based Vested before the above scheduled dates for Service-Based Vesting.  Additionally, except as otherwise provided under a Qualifying Termination, no Stock Units (which are not Service-Based Vested) can become Service-Based Vested after Participant’s Service has terminated and any Stock Units that are not Service-Based Vested shall be forfeited without consideration on the Participant’s Termination Date.  In all cases, the resulting aggregate number of Service-Based Vested Stock Units will be rounded down to the nearest whole number.

Performance-Based Vested Requirement: Provided that the Participant is still then rendering continuous Service, the Performance-Based Vested requirements will be deemed satisfied (if ever) for all outstanding Stock Units as of the third business day after the date that the Company files with the SEC an Annual Report on Form 10-K (or Form 10-K/A)  or a Quarterly Report on Form 10-Q (or Form 10-Q/A) which contains financial statements stating that the Company’s aggregate gross profit (as determined in accordance with GAAP) for the four most recently completed fiscal quarters equals or exceeds the “Goal Gross Profit” (the date of such satisfaction is the “Performance Goal Attainment”).  If before the occurrence of any Performance Goal Attainment, either the Participant experiences a Qualifying Termination or there is a Change of Control, then Stock Units can become Performance-Based Vested based on the Pro-Rata Performance Percentage as set forth below.  In all cases, the resulting aggregate number of Performance-Based Vested Stock Units will be rounded down to the nearest whole number.  Any grants of Stock Units under this Agreement that are issued after Performance Goal Attainment shall be granted as Performance-Based Vested Stock Units.  As of the Date of the Award, the Goal Gross Profit is $600 million.

For purposes of this Agreement, “Change of Control” shall have the same definition provided to “Change in Control” in the Plan except that in subclause (i) of such Change in Control definition, twenty-five percent (25%) shall be replaced by fifty percent (50%).

For purposes of this Agreement, “Pro-Rata Performance Percentage” means, as of any point in time, a percentage (not to exceed 100% and not to be less than 0%) that is equal to the quotient of (i) the Company’s aggregate gross profit for the most recently completed Company fiscal quarters (the “Four Quarter Gross Profit”) minus the Base Gross Profit, divided by (ii) the Increase Gross Profit.  As of the Date of the Award, the Base Gross Profit is $278 million and the Increase Gross Profit is $322 million.

As permitted by the Plan, the Goal Gross Profit, Four Quarter Gross Profit, Increase Gross Profit and Base Gross Profit figures will be proportionately adjusted by the Committee in the event that after the Date of Award and before the Expiration Date the Company effects in any 12 month period any divestiture (or series of divestitures) of operating assets transaction(s) in which the disposed of assets in the aggregate directly generated more than twenty percent of the Company’s gross profit for the four most recently completed fiscal quarters preceding the initial divestiture.  However, the Goal Gross Profit, Four Quarter Gross Profit, Increase Gross Profit and Base Gross Profit figures will not be adjusted in the event of Company acquisitions of third party companies, businesses or assets.

Qualifying Termination:  Upon a Qualifying Termination that occurs before Performance Goal Attainment, the number of then outstanding Stock Units shall be multiplied by the Pro-Rata Performance Percentage to determine how many (if any) Stock Units become Performance-Based Vested.  Upon a Qualifying Termination that occurs (i) on or after Performance Goal Attainment and (ii) before a scheduled date of grant for Stock Units that were supposed to be granted in the Fiscal Year in which Participant’s Termination Date occurs, then such number of ungranted Stock Units shall be deemed granted as Vested Stock Units as of Participant’s Termination Date.  No further Stock Units shall be granted after a Qualifying Termination.  All outstanding Stock Units shall be Service-Based Vested upon a Qualifying Termination.

Change of Control:  Upon a Change of Control that occurs before Performance Goal Attainment, the number of then outstanding Stock Units shall be multiplied by the Pro-Rata Performance Percentage to determine how many (if any) Stock Units become Performance-Based Vested.  Upon a Change of Control that occurs (i) on or after Performance Goal Attainment and (ii) before a scheduled date of grant for Stock Units that were supposed to be granted in the Fiscal Year in which Participant’s Termination Date occurs, then such number of ungranted Stock Units shall be deemed granted as Vested Stock Units as of immediately before the Change of Control.  No further Stock Units shall be granted after a Change of Control.  All outstanding Stock Units shall be Service-Based Vested upon a Change of Control.

Upon termination of your Service at any time (whether before or after Performance Goal Attainment) due to either your resignation without good reason or termination by the Company for cause (as such terms are defined in the Employment Agreement), then no further grants of Stock Units shall be issued under this Agreement and all then outstanding Stock Units subject to this Agreement shall be forfeited to the Company without consideration as of your Termination Date.

Vesting of Stock Units shall be provided only as expressly enumerated above and otherwise no partial vesting credit will be provided no matter when your Termination Date occurs.

By signing this cover sheet, you agree to all of the terms and conditions described in this Agreement and in the Plan.  You are also acknowledging receipt of this Agreement and a copy of the Plan and the Plan’s prospectus. Any inconsistency between this Agreement and the Plan shall be resolved by reference to the Plan.

Participant:	/S/ Keh-Shew Lu
(Signature)

Company:	/S/ Richard D. White
(Signature)

Title:	Chief Financial Officer

Attachment

DIODES INCORPORATED
2013 EQUITY INCENTIVE PLAN

STOCK UNIT AGREEMENT

1.	The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference.  You and the Company agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.  Unless otherwise defined in this Agreement, certain capitalized terms used in this Agreement are defined in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Award of Stock Units.  Any prior agreements, commitments or negotiations concerning this Award are superseded.

2.	Award of Stock Units

Subject to the terms of this Agreement, the Company commits to award you the number of Stock Units shown on the cover sheet of this Agreement.  The Award is subject to the terms and conditions of this Agreement and the Plan.  The Company will not issue any Shares if the issuance of such Shares at that time would violate any law or regulation.

3.	Vesting and Settlement

This Award will vest according to the Vesting Terms described in the cover sheet of this Agreement.  To the extent a Stock Unit becomes a Vested Stock Unit and subject to your satisfaction of any tax withholding obligations as discussed below, each Vested Stock Unit will entitle you to receive one Share which will be distributed to you on the applicable vesting date as set forth in this Agreement.  Issuance of such Shares shall be in complete satisfaction of such Vested Stock Units.  Such settled Stock Units shall be immediately cancelled and no longer outstanding and you shall have no further rights or entitlements related to those settled Stock Units.

4.	Transfer of Award

You cannot gift, transfer, assign, alienate, pledge, hypothecate, attach, sell, or encumber this Award.  If you attempt to do any of these things, this Award will immediately become invalid.  You may, however, dispose of this Award in your will or it may be transferred by the laws of descent and distribution.  Regardless of any marital property settlement agreement, the Company is not obligated to recognize your spouse’s interest in your Award in any other way.

5.	Leaves of Absence

For purposes of this Award, your Service does not terminate when you go on a bona fide leave of absence that was approved by the Company in writing, if the terms of the leave of absence provide for Service crediting, or when Service crediting is required by applicable law.  Your Service terminates in any event when the approved leave of absence ends unless you immediately return to active work.

The Company determines which leaves of absence count for this purpose (along with determining the effect of a leave of absence on vesting of the Award), and when your Service terminates for all purposes under the Plan.

6.	Stockholder Rights

As a holder of Stock Units, you shall have no rights other than those of a general creditor of the Company.  Subject to the terms of this Agreement, a holder of outstanding Stock Units has none of the rights and privileges of a stockholder of the Company.  Without limiting the generality of the foregoing, a holder of outstanding Stock Units has no right to vote or to receive dividends (if any) on the shares represented by such Stock Units.  Subject to the terms and conditions of this Agreement, Stock Units create no fiduciary duty of the Company to you and only represent an unfunded and unsecured contractual obligation of the Company.  The Stock Units shall not be treated as property or as a trust fund of any kind.

You, or your estate, shall have no rights as a stockholder of the Company with regard to the Award until you have been issued the applicable Shares by the Company and have satisfied all other conditions specified in the Plan.  No adjustment shall be made for cash or stock dividends or other rights for which the record date is prior to the date when such applicable Shares are issued, except as provided in the Plan.

7.	Taxes and Withholding

You will be solely responsible for payment of any and all applicable taxes, including without limitation any penalties or interest based upon such tax obligations, associated with this Award.

The delivery to you of any Shares underlying Vested Stock Units will not be permitted unless and until you have satisfied any withholding or other taxes that may be due.  Any such tax withholding obligations may be settled in the Company’s discretion by the Company withholding and retaining a portion of the Shares from the Shares that would otherwise be deliverable to you under the vesting Stock Units as provided in the next two sentences.  Such withheld Shares will be applied to pay the withholding obligation by using the aggregate fair market value of the withheld Shares as of the date of settlement.  You will be delivered the net amount of vested Shares after the Share withholding has been effected and you will not receive the withheld Shares.  The Company will not deliver any fractional number of Shares.

8.	Code Section 409A	This Award will be administered and interpreted to comply with Code Section 409A. The provisions of the Plan concerning Code Section 409A will apply to this Award to the extent needed.
9.	Restrictions on Resale

By signing this Agreement, you agree not to sell, transfer, dispose of, pledge, hypothecate, make any short sale of, or otherwise effect a similar transaction of any Shares acquired under this Award (each a “Sale Prohibition”) at a time when applicable laws, regulations or Company or underwriter trading policies prohibit the sale or disposition of Shares.

The Company shall have the right to designate one or more periods of time, each of which generally will not exceed one hundred eighty (180) days in length (provided however, that such period may be extended in connection with the Company’s release (or announcement of release) of earnings results or other material news or events), and to impose a Sale Prohibition, if the Company determines (in its sole discretion) that such limitation(s) is/are needed in connection with a public offering of Shares or to comply with an underwriter’s request or trading policy, or could in any way facilitate a lessening of any restriction on transfer pursuant to the Securities Act or any state securities laws with respect to any issuance of securities by the Company, facilitate the registration or qualification of any securities by the Company under the Securities Act or any state securities laws, or facilitate the perfection of any exemption from the registration or qualification requirements of the Securities Act or any applicable state securities laws for the issuance or transfer of any securities.  The Company may issue stop/transfer instructions and/or appropriately legend any stock certificates issued pursuant to this Award in order to ensure compliance with the foregoing.

If the sale of Shares acquired under this Award is not registered under the Securities Act, but an exemption is available which requires an investment representation or other representation and warranty, you shall represent and agree that the Shares being acquired are being acquired for investment, and not with a view to the sale or distribution thereof, and shall make such other representations and warranties as are deemed necessary or appropriate by the Company and its counsel.

You may also be required, as a condition of this Award, to enter into any Company stockholder agreement or other agreements that are applicable to stockholders.

10.	Clawback Policy	You expressly acknowledge and agree to be bound by Section 15(e) of the Plan, which contains provisions addressing the Company’s policy on recoupment of equity or other compensation.
11.	No Retention Rights

Your Award or this Agreement does not give you the right to be retained by the Company (or any Parent or any Subsidiaries or Affiliates) in any capacity.  The Company (or any Parent and any Subsidiaries or Affiliates) reserves the right to terminate your Service at any time and for any reason.

12.	Extraordinary Compensation

This Award and the Shares subject to the Award are not intended to constitute or replace any pension rights or compensation and are not to be considered compensation of a continuing or recurring nature, or part of your normal or expected compensation, and in no way represent any portion of your salary, compensation or other remuneration for any purpose, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

13.	Adjustments

In the event of a stock split, a stock dividend or a similar change in the Company stock, the total number of Stock Units covered by this Award, the then number of outstanding Stock Units, and the number of Stock Units potentially to be granted shall each be adjusted (and rounded down to the nearest whole number) pursuant to the Plan. Your Stock Units shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

14.	Legends

All certificates or book entries representing the Common Stock issued under this Award may, where applicable, have endorsed thereon the following notations or legends and any other notation or legend the Company determines appropriate:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OPTIONS TO PURCHASE SUCH SHARES SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST.  A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.”

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR QUALIFICATION UNDER APPLICABLE STATE LAWS OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.”

15.	Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware without reference to the conflicts of law provisions thereof.
16.	Regulatory Compliance

The issuance of Common Stock pursuant to this Agreement shall be subject to full compliance with all applicable requirements of law and the requirements of any stock exchange or interdealer quotation system upon which the Common Stock may be listed or traded.

17.	Binding Effect; No Third Party Beneficiaries

This Agreement shall be binding upon and inure to the benefit of the Company and you and any respective heirs, representatives, successors and permitted assigns.  This Agreement shall not confer any rights or remedies upon any person other than the Company and you and any respective heirs, representatives, successors and permitted assigns.  The parties agree that this Agreement shall survive the settlement or termination of the Award.

18.	Notice

Any notice to be given or delivered to the Company relating to this Agreement shall be in writing and addressed to the Company at its principal corporate offices.  All notices shall be deemed effective upon personal delivery or upon deposit in the postal mail, postage prepaid and properly addressed to the Company.  Any notice to be given or delivered to you relating to this Agreement may be delivered by electronic form including without limitation by email (including prospectuses required by the SEC) as well as all other documents that the Company is required to deliver to its security holders (including annual reports and proxy statements).  The Company may also deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company.

19.	Voluntary Participant	You acknowledge that you are voluntarily participating in the Plan.
20.	No Rights to Future Awards

Your rights, if any, in respect of or in connection with this Award or any other Awards are derived solely from the discretionary decision of the Company to permit you to participate in the Plan and to benefit from a discretionary future Award.  By accepting this Award, you expressly acknowledge that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards to you or benefits in lieu of other Awards even if Awards have been granted repeatedly in the past.  All decisions with respect to future Awards, if any, will be at the sole discretion of the Committee.

21.	Future Value

The future value of the underlying Shares is unknown and cannot be predicted with certainty.  If the underlying Shares do not maintain or increase their value after the Date of Award, the Award could have little or no value.  If you obtain Shares under this Award, the value of the Shares acquired upon settlement may subsequently increase or decrease in value, and could decrease to a value less than the taxes payable upon settlement.

22.	No Advice Regarding Award

The Company has not provided any tax, legal or financial advice, nor has the Company made any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares.  You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

23.	No Right to Damages

You will have no right to bring a claim or to receive damages if any portion of the Award is cancelled or expires.  The loss of existing or potential profit in the Award will not constitute an element of damages in the event of the termination of your Service for any reason, even if the termination is in violation of an obligation of the Company or a Parent or a Subsidiary or an Affiliate to you.

24.	Data Privacy

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by the Company for the exclusive purpose of implementing, administering and managing your participation in the Plan.  You understand that the Company holds certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, gender, social security or insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards or any other entitlement to Shares awarded, cancelled, purchased, exercised, vested, unvested or outstanding in your favor for the purpose of implementing, managing and administering the Plan (“Data”).  You understand that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere and that the recipient country may have different data privacy laws and protections than your country.  You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom you may elect to deposit any Shares acquired under the Plan.

25.	Other Information

You agree to receive stockholder information, including copies of any annual report, proxy statement and periodic report, from the Company’s website, if the Company wishes to provide such information through its website.  You acknowledge that copies of the Plan, Plan prospectus, Plan information and stockholder information are also available upon written or telephonic request to the Plan’s administrator.

26.	Further Assistance

You agree to provide assistance reasonably requested by the Company in connection with actions taken by you while providing services to the Company, including but not limited to assistance in connection with any lawsuits or other claims against the Company arising from events during the period in which you rendered service to the Company.

27.	Legal Compliance	The Company (or any Parent or any Subsidiaries or Affiliates) is not responsible for your legal compliance requirements relating to this Award, including, but not limited to, tax reporting.
28.	Additional Conditions

If the Company shall determine, in its sole discretion, that the consent or approval of any governmental authority is necessary or desirable as a condition to the payment of benefits to you pursuant to the Plan, such payment shall not occur until such registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

29.	Enforcement

The Company will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights to which it may be entitled.  You agree and acknowledge that money damages may not be an adequate remedy for breach of the provisions of this Agreement and that the Company may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

30.	Nondisclosure of Confidential Information

You acknowledge that the businesses of the Company is highly competitive and that the Company’s strategies, methods, books, records, and documents, technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning former, present or prospective customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which the Company uses in their business to obtain a competitive advantage over competitors.  You further acknowledge that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position.  You acknowledge that by reason of your duties to and association with the Company, you have had and will have access to and have and will become informed of confidential business information which is a competitive asset of the Company.  You hereby agree that you will not, at any time during or after employment, make any unauthorized disclosure of any confidential business information or trade secrets of the Company, or make any use thereof, except in the carrying out of services responsibilities.  You shall take all necessary and appropriate steps to safeguard confidential business information and protect it against disclosure, misappropriation, misuse, loss and theft.  Confidential business information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder).  The above notwithstanding, a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which your legal rights and obligations as a service provider or under this Agreement are at issue; provided, however, that you shall, to the extent practicable and lawful in any such events, give prior notice to the Company of your intent to disclose any such confidential business information in such context so as to allow the Company an opportunity (which you will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate. Any information not specifically related to the Company would not be considered confidential to the Company.   In the event of any conflict in terms between this Section 30 and the terms of any Company confidentiality or proprietary information agreement you have executed, the terms of such other confidentiality or proprietary information agreement shall prevail and govern.